                                                                    EXHIBIT 99.1

                         COMMON STOCK PURCHASE AGREEMENT

                                     BETWEEN

                    SOUTH TEXAS DRILLING & EXPLORATION, INC.,
                                    AS SELLER

                                       AND

                         WEDGE ENERGY SERVICES, L.L.C.,
                                  AS PURCHASER




                                  DATED AS OF


                                  MAY 18, 2001

                                TABLE OF CONTENTS

                                                                                                      Page
     1.  Purchase and Sale............................................................................ 1
         1.1      Consideration....................................................................... 1
         1.2      Delivery of Certificates............................................................ 1
         1.3      Material Adverse Effect............................................................. 1
         1.4      Board Seat.......................................................................... 1


     2.  Registration Rights Agreement................................................................ 2

     3.  Representations and Warranties of the Company................................................ 2
         3.1      Organization and Existence.......................................................... 2
         3.2      Capitalization: Ownership of Stock: Authorization................................... 2
         3.3      Enforceability...................................................................... 3
         3.4      Securities and Exchange Commission.................................................. 3
         3.5      Litigation; Contingencies........................................................... 3
         3.6      Subsidiaries........................................................................ 3
         3.7      Title to Assets (Personal Property).  .............................................. 4
         3.8      Consents.  ......................................................................... 5
         3.9      Proprietary Rights.................................................................. 5
         3.10     Disclosure.......................................................................... 5
         3.11     Reports and Financial Statements.................................................... 6
         3.12     Compliance with Laws; OSHA.......................................................... 6
         3.13     Labor Matters....................................................................... 6
         3.14     ERISA............................................................................... 6
         3.15     Environmental Matters............................................................... 7
         3.16     Permits and Licenses................................................................ 8
         3.17     Insurance........................................................................... 8
         3.18     Taxes............................................................................... 8
         3.19     Absence of Certain Developments..................................................... 8
         3.20     Underground Storage Tanks........................................................... 9

     4.  Representations and Warranties of the Purchaser.............................................. 9
         4.1      Experience.......................................................................... 9
         4.2      Restricted Securities............................................................... 9
         4.3      Unregistered Stock.................................................................. 9



                                       i
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
     5.  Nature and Survival of Representations and Warranties........................................ 9
         5.1      Nature of Statements................................................................ 10
         5.2      Survival of Representations and Warranties.......................................... 10
         5.3      Indemnity by the Company............................................................ 10
         5.4      Indemnity by the Purchaser.......................................................... 10
         5.5      Limitation of Liability............................................................. 10

     6.  Miscellaneous................................................................................ 10
         6.1      Expenses............................................................................ 11
         6.2      Notices............................................................................. 11
         6.3      Post-Closing Actions................................................................ 12
         6.4      Assignment.......................................................................... 12
         6.5      Successors Bound.................................................................... 12
         6.6      Section and Paragraph Headings...................................................... 12
         6.7      Amendment........................................................................... 12
         6.8      Entire Agreement.................................................................... 12
         6.9      Counterparts........................................................................ 12
         6.10     Governing Law....................................................................... 12
         6.11     Arbitration......................................................................... 12
         6.12     Severability........................................................................ 13

                         COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT ("Agreement"), dated effective as of May 18, 2001 (the "Effective Date") , between WEDGE Energy Services, L.L.C., a Delaware limited liability company (the "Purchaser"), and South Texas Drilling & Exploration, Inc., a Texas corporation (the "Company"). Unless the context clearly indicates otherwise, the term "Company" shall include all of the entities identified in Section 3.6 hereof (Subsidiaries).


                                   WITNESSETH:


         WHEREAS, the Purchaser is desirous of acquiring 2,400,000 shares of the total authorized shares of common stock of the Company (the "Stock"); and

         WHEREAS, the Company desires to sell the Stock to Purchaser on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

         1. Purchase and Sale.

                  1.1 Consideration. The Company herewith has delivered to the Purchaser 2,400,000 shares of the Stock at a price of $3.75 per share. In consideration for receipt of the Stock, and in reliance upon the representations and warranties of the Company contained herein, the Purchaser has delivered to the Company, cash in the aggregate amount of $9,000,000, by wire transfer of immediately available funds.

                  1.2 Delivery of Certificates. The Company agrees that the Stock delivered to Purchaser is duly issued and sealed, and is fully paid, nonassessable and not subject to fees, encumbrances, pledges or other claims, and vests full, valid and legal title to the Stock in the Purchaser.

                  1.3 Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an event, circumstance, loss, development or effect (individually or in the aggregate) when considered in light of the total operations of the Company, would prohibit the Company from engaging in any material aspect of its business or result in a material adverse change in the business, operations, properties, prospects or assets of the Company, or if measured monetarily, would exceed $100,000.

                  1.4 Board Seat. So long as Purchaser owns at least 10% of the capital stock of the Company, the Board of Directors agrees to support and cause to be placed on the ballot at each election of Directors one name which shall be a nominee to the Board of Directors of the Company. So long as Purchaser owns 25% of the capital stock of the Company, the Board of Directors agrees to support and cause to be placed on the ballot at each election of Directors, two names which shall be nominees to the Board of Directors of the Company (the "WEDGE Board Nominee or Nominees" as the case may be). Additionally, the WEDGE Board Nominee or Nominees, as the case may be, shall be appointed to serve on the audit committee and compensation committee of the Board of Directors.

         2. Registration Rights Agreement. The Company and WEDGE agree that the Stock delivered to WEDGE pursuant to this Agreement shall be deemed to be "Registrable Securities" for the purposes of that certain Registration Rights Agreement entered into by the Company and WEDGE dated effective March 30, 2001 (the "Registration Rights Agreement"), and that the rights, duties and obligations of the Company and WEDGE under the Registration Rights Agreement shall in all ways apply to the Stock.

         3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that, as of the Effective Date of this Agreement that:

                  3.1 Organization and Existence. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power to carry on its business as now conducted and is qualified to do business in those jurisdictions where such registration is required; its lease of property nor the conduct of its business requires such qualification under the laws of any other jurisdiction, except where the failure to do so would not have a Material Adverse Effect on the financial condition or results of operations of the Company. The Company has delivered to the Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.

                  3.2 Capitalization: Ownership of Stock: Authorization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the state of Texas and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. The Company has 30,000,000 authorized shares of its common stock $0.10 par value (the "Common Stock") and 1,000,000 authorized shares of its preferred stock, issuable in series (the "Preferred Stock"). As of December 31, 2001, the Company had (a) 12,111,921 issued and outstanding shares of Common Stock; (b) 184,615 shares of issued and outstanding Series B Preferred Stock, $16.25 redemption and liquidation value; and (c) no treasury shares. As of December 31, 2000, the Company had granted stock options which, if all were exercised, would equal 3,000,000 shares of Common Stock. Other than the registration rights granted to Purchaser in accordance with the Registration Rights Agreement, the Company has only incidental registration rights to two (2) of its officers and directors, Wm. Stacy Locke and Michael E. Little, and no other individual or entity has any registration rights of any kind or nature (other than rights under Form S-8), including incidental or demand registration rights. Other than items referred to herein, there are no other options, warrants, rights, conversion rights, phantom rights, preemptive rights or any other rights by any party to receive equity of the Company. Upon issuance of the Stock to Purchaser, Purchaser will be the record and beneficial owner of the Stock and the Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable and would have been issued in accordance with appropriate federal and state securities law. By virtue of the consummation of the transactions contemplated herein, Purchaser shall receive good and valid title to the Stock, free and clear of all liens, encumbrances, pledges, options, claims, assessments and



                                    PAGE -2-
adverse charges. Upon issuance of the Stock, Purchaser's ownership will constitute approximately 49.9% of the Company's issued and outstanding shares of Common stock as of the Closing Date. As a result of the issuance of the Stock, the Company is not, nor will it become, obligated to issue any additional shares of capital stock (preferred or common) to any officer, director, shareholder or other party.

         The execution, delivery and performance of this Agreement will not result in a violation or breach of any term or provision of or constitute a default or accelerate the performance required under the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

                  3.3 Enforceability. The Company has full right, power, legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and this Agreement is a valid and legally binding obligation enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights, by the availability of injunctive relief or specific performance and by general principles of equity.

                  3.4 Securities and Exchange Commission. The Company has filed all forms, reports and documents required to be filed by the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and the American Stock Exchange and the state of Texas in order to comply with all applicable laws, rules and regulations of the Securities Act of 1933, as amended (the "Act"), the Securities and Exchange Act of 1934, as amended, and the securities laws of the state of Texas. Notwithstanding the foregoing, Seller has delivered to Purchaser a copy of that certain "no action" letter dated August 25, 1999 from the Securities and Exchange Commission regarding Seller's failure to comply with Regulation S-X of the Act in connection with its acquisition of assets of Howell Drilling, Inc.

                  3.5 Litigation; Contingencies. Except as described in the Reports, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court, agency or arbitrator which might result in any Material Adverse Effect in the business, properties or condition (financial or otherwise) of the Company or which question the validity of any action taken or to be taken pursuant to on in connection with this Agreement, the Registration Rights Agreement or the Stock.

                  3.6 Subsidiaries. Other than subsidiaries that have no assets, liabilities or operations, the Company has no subsidiaries or any interests in other corporations, partnerships or joint ventures except as follows: The Company owns 100% of PDC Investment Corp., a Delaware corporation. PDC Investment Corp. is the sole limited partner with a 99% partnership interest in Pioneer Drilling Co., Ltd., a Texas limited partnership. The Company owns 100% of SOTEX Exploration Company, a Texas corporation. SOTEX Exploration Company is the sole general partner of Pioneer Drilling Co., Ltd. and holds a 1% partnership interest in such limited partnership.



                                    PAGE -3-

Pioneer Drilling Co., Ltd holds substantially all of the operating assets of the consolidated group consisting of the Company, PDC Investment Corp., Pioneer Drilling Co., Ltd., and SOTEX Exploration Company.


                  3.7 Title to Assets (Personal Property).

                  (a) The Company is the owner of, and has marketable title to, all of its assets, free and clear of all liens except those set forth on Schedule 3.7(a) hereto and except for those assets leased under leases specifically identified on Schedule 3.7(a) hereto. The assets referred to in the preceding sentence include, without limitation, all assets, properties and rights of the Company shown or reflected on the December 31, 2000 Balance Sheet or acquired by the Company since December 31, 2000, except only for (i) cash expended and (ii) inventories and other assets used or sold and receivables collected in the ordinary course of business since December 31, 2000. The Company has maintained all tangible assets material to the business in good repair, working order and operating condition, subject only to ordinary wear and tear, and all such tangible assets are suitable for the purposes for which they are presently being used.

                  (b) With respect to each lease of real or personal property of the Company: (i) the lease is valid and binding on the Company and in full force and effect, (ii) no rental payment is in default, (iii) the Company is in peaceable possession of the real property or personal property which is subject thereto, and (iv) the Company is not in default of any material provision thereof, and to the best knowledge of the Company, no event has occurred that with the giving of notice, the passage of time or both, would become a material default under any such lease.

                  (c) Except as set forth on Schedule 3.7(c), the Company has all easements, rights-of-way and similar authorizations required for the use of the real property leased by the Company and in the conduct of the business as heretofore conducted, excluding immaterial easements (the "Easements"). To the best knowledge of the Company, no party thereto is in default of any material provision of any easement or any material covenant, restriction or other agreement encumbering any of the real property, and to the best knowledge of the Company, no event that with the giving of notice, the passage of time or both would become a material default, has occurred under any easement or any material covenant, restriction or other agreement encumbering any of the real property. Neither the whole nor any portion of any real property occupied by the Company has been condemned or otherwise taken by any public authority, and the Company has received no written notice that any such condemnation or taking is threatened or contemplated.

                  (d) (i) Neither the properties owned or occupied by the Company nor the occupancy or operation thereof is in material violation of any law or any building, zoning or other ordinance, code or regulation; (ii) no notice from any governmental body has been served upon the Company or upon any property owned or occupied by the Company claiming any material violation of any such law, ordinance, code or regulation or requiring, or calling



                                    PAGE -4-
         to the attention of the Company the need for, any work, repair, construction, alterations or installation on or in connection with any such properties which has not been complied with; and (iii) there is no material encroachment of the improvements located on the real property owned or occupied by the Company upon any adjoining property, or of improvements located on any adjoining property upon any property owned or occupied by the Company.

                  3.8 Consents.

                  (a) The Company is not required to obtain any consent from or approval of any court, governmental entity or any other person in connection with the execution, delivery or performance by it of this Agreement or the Registration Rights Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement of the Company. Although not requiring approval of the American Stock Exchange to consummate the transaction contemplated by this Agreement or the Registration Rights Agreement, the Company shall have listed the Stock on the American Stock Exchange prior to Closing.

                  3.9 Proprietary Rights. All patents (pending or issued), copyrights, trademarks, state, federal and foreign registrations and applications and trade secrets of the Company are listed in Schedule 3.9 (the "Proprietary Rights") and are valid and in full force and effect and are not subject to any taxes, maintenance fees, or extension, renewal or continuation actions by the Company falling due within 90 days after the date hereof. Except as disclosed on Schedule 3.9, there have not been any claims, actions or judicial or other adversary proceedings involving the Company concerning any of the Proprietary Rights and, no such action or proceeding is threatened. The Company has the right and authority to use each item of the rights and property referenced in Schedule 3.9 in connection with the conduct of its business including all patents, trademarks, computer hardware and software licenses; such use has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person, and the Company has not infringed and is not now infringing any proprietary right belonging to any other person. There are no outstanding nor threatened claims for breach, termination or penalty payment with respect to any licenses or similar agreements or arrangements identified in Schedule 3.9. In regard to all issued and pending patents, the Company is unaware of any third party infringing upon its rights and authority to fully utilize and protect such proprietary rights.

                  3.10 Disclosure. The Company represents and warrants that no representation or warranty by the Company in this Agreement or in any of Exhibit or Schedules hereto, or certificate furnished to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby, contains or will contain any materially untrue statement of a material fact; and further, no Schedule omits or will omit any material item required to be included in such Schedule. Any indemnification by the Company hereunder for a breach of its representation and warranty in this Section 3.10 shall be made in the manner applicable pursuant to Section 9 hereof to such representation and warranty or to the provision of this Agreement to which such Exhibit, Schedule or certificate relates.



                                    PAGE -5-

                  3.11 Reports and Financial Statements. The Company has caused to be delivered to the Purchaser its Annual Report on Form 10K for the period ended March 31, 2000 and its Quarterly Reports on Form 10Q for the periods ended June 30, 2000, September 30, 2000, and December 31, 2000, a report on Form 8K dated August 21, 2000, and filed September 1, 2000, a report on Form 8K/A filed October 31, 2000, and a report on Form 8K filed on March 22, 2001 (the "Reports"). "Financial Statements" shall mean the unaudited balance sheet and statements of operations, changes in equity and cash flows for the Company as of and for the fiscal quarter ended December 31, 2000 and included in its Report on Form 10Q for the period ended December 31, 2000. Prior to Closing, the Company shall also deliver to the Purchaser each monthly financial statement that is produced by the Company during calendar year 2001 in its ordinary course of business and such monthly financial statements shall be included in this definition of Financial Statements. The Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods. Except as disclosed on Schedule 3.11, all of the Financial Statements present fairly the financial position and the results of operations of the Company on the dates and for the periods shown therein, and to the best knowledge of the Company, there has been no Material Adverse Effect in the financial condition of the Company since December 31, 2000.

                  Except as disclosed in the Reports, the Financial Statements or in Schedule 3.11, the Company has no debt, liability or obligation, contingent or otherwise, which would have a Material Adverse Effect on the business or the assets of the Company.

                  3.12 Compliance with Laws; OSHA. To the best of the knowledge of the Company, the Company is in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders promulgated by any court or federal, state or local governmental body or agency relating to its assets and business the failure to comply with which would cause a Material Adverse Effect. Except as otherwise disclosed in Schedule 3.12, the Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any Federal, state or local Occupational Safety and Health laws and no violations which materially, presently exist.

                  3.13 Labor Matters. There is no labor strike or labor disturbance pending, or to the knowledge of the Company threatened, against the Company nor is any arbitration concerning an employee grievance currently pending against the Company. The Company has experienced no work stoppage or other material labor disturbance within the past three years. The Company is not a party to any collective bargaining agreement with respect to its employees and, to the knowledge of the Company, there are no current attempts to organize its employees.

                  3.14 ERISA. Schedule 3.14 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the


                                    PAGE -6-

Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company has or may have any current or future right to benefits on account of employment with the Company (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") is, and has been determined by the IRS to be, tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendments to or failure to amend any such Plan or any other circumstances adversely affects its tax qualified status. There has been on prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan that is subject to the prohibited transaction requirements of the Code or ERISA.

                  3.15 Environmental Matters. Except as set forth on Schedule
3.15 (i) the Company has obtained all Environmental Permits that are required with respect to its business, operations and properties, either owned or leased, and (ii) the Company and its properties are in compliance with all terms and conditions of all applicable Requirements of Environmental Law and Environmental Permits, the failure to comply with which would cause a Material Adverse Affect. Except as would not have a Material Adverse Effect or as disclosed on Schedule 3.15, there are no Environmental Claims pending, or, to the knowledge of the Company, threatened, against the Company. The Company has not received any notice from any governmental authority of any violation or liability arising under any Requirements of Environmental Law or Environmental Permit in connection with the assets, the businesses or operations of the Company.

                  "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) pollution or contamination of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; (iv) the safety or health of employees or (v) the transportation, processing, distribution in commerce, use, or storage of hydrocarbons or chemical substances. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

                  "Environmental Permit" means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or foreign country or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of Pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of hydrocarbons or chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.



                                    PAGE -7-

                  "Requirements of Environmental Law" means all requirements in effect on the Closing Date imposed by any law, rule, regulation, or order of any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Company or its properties or assets which relate to (i) pollution or protection of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; (iv) the safety or health of employees or (v) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

                  3.16 Permits and Licenses. The Company has all material licenses, permits and other authorizations necessary for the conduct of its business as it is currently being conducted. Schedule 3.16 sets forth an accurate list and summary description of all permits, titles (excluding motor vehicles, titles and current registrations which have been made available to the Purchaser), fuel permits, licenses, franchises and certificates (the "Permits") held by the Company. To the best of the Company's knowledge, all of such Permits are adequate for the operation of the business of the Company as it is presently being conducted.

                  3.17 Insurance. All insurance policies (together with all riders and amendments) relating to the assets or the business of the Company are sufficient to protect against any material claim for casualty or property damage. Such insurance policies are in full force and effect, all premiums due thereon have been paid or accrued on the books of the Company and will not terminate as of the Closing or the consummation of the transactions contemplated hereby. The Company has no reason to believe that such insurance policies will be terminated or subject to non-renewal.

                  3.18 Taxes. The Company has filed all tax returns and reports required by law to be filed, or filed extensions for any period in which a tax return was due and has paid or accrued on the financial statements provided to the Purchaser all taxes, assessments and other governmental charges that are due and payable. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are considered adequate by the Company, and the Company knows of no assessment for additional taxes for any of such fiscal years or any basis therefor. All tax returns and reports are complete. No claim has ever been made to the Company's knowledge that the Company is subject to a tax in any jurisdiction in which the Company has not filed a return which remains unpaid as of the Closing Date. The Company has withheld and paid all taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has not since 1990 been the subject of an audit and the Company has not waived any statute of limitations or agreed to an extension of time with respect to a tax assessment or deficiency.

                  3.19 Absence of Certain Developments. Since December 31, 2000, there has been no change which would have a Material Adverse Effect, individually or in the aggregate, in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of the Company, except changes in the ordinary course of business. Except as disclosed on Schedule 3.19, the Company has not, since the date of the Financial Statements, directly or indirectly, declared or



                                    PAGE -8-
paid any dividend or ordered or made any other distribution on account of any shares of any class of the capital stock of the Company. The Company has not, since such date, directly or indirectly redeemed, purchased or otherwise acquired any such shares or agreed to do so or set aside any sum or property for any such purpose. Additionally, except for the previous sale of common stock of the Company to Purchaser on or about May 11, 2000, and the issuance of 341,575 shares of Common Stock as partial consideration for the purchase of the stock of Pioneer Drilling Co. in August of 2000 there have been no other sales of securities of any kind or nature by the Company.

                  3.20 Underground Storage Tanks. There are no underground storage tanks on any of the Company's owned or leased real property.

         4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

                  4.1 Experience. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Act, and (by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company) it is capable of evaluating the merits and risks of its investment in the Company. Purchaser acknowledges that it had the opportunity to ask questions of the officers of the Company. In reaching the conclusion that it desires to acquire the Stock, Purchaser has evaluated its financial resources and investment position and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment.

                  4.2 Restricted Securities. As of the date hereof, Purchaser represents, warrants and agrees that it is acquiring the Stock solely for its own account, for investment, and not with a view to the distribution or resale thereof. Purchaser further represents that its present financial condition is such that it is not under any present necessity or constraint to dispose of such Stock to satisfy any existing or contemplated debt or undertaking and that the investment is suitable for Purchaser upon the basis of Purchaser's other security holdings, financial situation and needs. The Purchaser acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Stock must be held indefinitely unless subsequently registered under the Act and applicable state and other securities laws or unless an exemption from such registration is available.

                  4.3 Unregistered Stock. Purchaser is aware that the Stock has not been registered under the Act, and that, accordingly, the Stock must be held unless it is subsequently registered under said Act or unless, in the opinion of counsel reasonably satisfactory to the Company, a sale or transfer may be made without registration thereunder. Purchaser agrees that any certificates evidencing the Stock must bear a standard legend restricting the transfer thereof consistent with the foregoing and that a notice may be made in the records of the Company or its transfer agent restricting the transfer of the Stock in a manner consistent with the foregoing.

         5. Nature and Survival of Representations and Warranties.



                                    PAGE -9-

                  5.1 Nature of Statements. All statements contained in any Exhibit or schedule hereto or in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties by the Company.

                  5.2 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Effective Date. Generally, all covenants, representations and warranties shall remain effective for a period of 24 months from the Effective Date. The representations and warranties of the Company with respect to litigation, ERISA and environmental matters shall remain effective for a period of 48 months from the Effective Date. The representations and warranties of the Company with respect to taxes and title to Stock shall survive for the applicable limitations period established by law. Notwithstanding the foregoing, any bona fide claim which shall have been asserted during any such survival period and the obligation to indemnify for such claim shall continue in effect until such time as such claim shall have been resolve or settled.

                  5.3 Indemnity by the Company. The Company shall indemnify and hold harmless Purchaser and the officers, directors, managers, agents, affiliates and representatives of Purchaser or any of them (the "Purchaser Indemnitees") from and against, and shall reimburse the Purchaser Indemnitees from any loss, liability, damage or expense, including reasonable attorneys' fees and costs of investigation incurred as a result thereof, that the Purchaser Indemnitees shall incur or suffer (collectively, the "Purchaser Recoverable Losses"), arising out of or resulting from (a) any misrepresentation by the Company, or (b) breach by the Company of any (i) representation or warranty contained in Article 3 hereof, (ii) agreement or covenant under or pursuant to this Agreement, including the Registration Rights Agreement, or (iii) document, certificate, schedule or instrument delivered by or on behalf of the Company pursuant hereto.

                  5.4 Indemnity by the Purchaser. Purchaser shall indemnify and hold harmless the Company and the officers, directors, agents, affiliates and representatives of the Company or any of them (the "Company Indemnitees") from and against, and shall reimburse the Company Indemnitees for any loss, liability, damage or expense, including reasonable attorneys' fees and cost of investigation incurred as a result thereof, that the Company Indemnitees shall incur or suffer (collectively, the "Company's Recoverable Losses") resulting from (a) any misrepresentation by Purchaser, or (b) breach by Purchaser of any
(i) representation or warranty contained in Article 4 hereof, (ii) agreement or covenant under or pursuant to this Agreement, or (iii) document, certificate, schedule or instrument delivered by or on behalf of Purchaser in connection herewith.

                  5.5 Limitation of Liability. Notwithstanding any liability which the Company or the Purchaser may incur in Sections 5.3 and 5.4, respectively, above, the Company shall not be obligated for a Purchaser's Recoverable Loss, and the Purchaser shall not be obligated for a Company's Recoverable Loss, unless and until such loss, individually, or in the aggregate, shall have exceed $100,000, in which case such liability shall be for all amounts in excess thereof.

         6. Miscellaneous.



                                    PAGE -10-

                  6.1 Expenses. Each of the parties will pay their respective costs and expenses (including legal fees) in connection with this Agreement and all filing requirements of Purchaser as a result of the transactions contemplated hereby.

                  6.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, registered or certified mail, postage prepaid, or by facsimile with confirmation of sending such communication by the party giving notice:


         (a)      if to the Company, to:

                           South Texas Drilling & Exploration, Inc.
                           9310 Broadway, Building I
                           San Antonio, Texas 78217
                           Attention: Wm.  Stacy Locke
                           Fax No.: 210-828-8228

                  with copy to:

                           Matthews and Branscomb
                           112 East Pecan Street
                           Suite 1100
                           San Antonio, Texas 78205
                           Attention: John D.  Fisch
                           Fax No.: 210-226-0521

         (b)      if to the Purchaser, to:

                           WEDGE Energy Services, L.L.C.
                           1415 Louisiana, Suite 3000
                           Houston, Texas 77002
                           Attention: President
                           Fax No.:   713-524-3586

                  with copy to:

                           WEDGE Group, Inc.
                           1415 Louisiana, Suite 3000
                           Houston, Texas 77002
                           Attention: Richard E.  Blohm, Jr.
                           Fax No.:   713-524-3586

                  with an additional copy to:



                                    PAGE -11-

                           DiCecco, Fant & Burman
                           1900 West Loop South, Suite 1100
                           Houston, Texas  77027
                           Attention:  Darryl M. Burman
                           Fax No.:  713-961-3260

or at such other address as shall be given in writing by either party to the other.

                  6.3 Post-Closing Actions. Each party hereto hereby agrees to deliver or cause to be delivered to the requesting party at such other subsequent times and places as shall be reasonably agreed on, such additional instruments as the requesting party may reasonably request for the purpose of carrying out this Agreement.

                  6.4 Assignment. This Agreement may be assigned at any time, by Purchaser to an Affiliate, without the prior consent of the other party so long as the party to whom this Agreement is assigned to agrees to be bound by all terms and conditions contained herein.

                  6.5 Successors Bound. Subject to the provisions of Section 6.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors and assigns.

                  6.6 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

                  6.8 Entire Agreement. This Agreement, the exhibits, annexes and schedules hereto and the documents specifically referred to herein or executed contemporaneously herewith constitute the entire agreement, understanding, representations and warranties of the parties hereto.

                  6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  6.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas. Any dispute hereunder shall be resolved through arbitration and may be brought in Houston, Harris County, Texas.

                  6.11 Arbitration.

                  (a) Negotiation Period. Any dispute, controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this
         Section 6.11. If such a dispute, controversy or claim exists, the



                                    PAGE -12-
         parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

                  (b) Commencement of Arbitration. If a resolution is not reached by the parties prior to the end of the Negotiation Period, either party may provide a written request to the American Arbitration Association within ten (10) days from the end of such period requesting the selection of three (3) arbitrators (the "Panel") to arbitrate the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. Each arbitrator on the Panel shall be experienced in the arbitration of complex commercial disputes.

                  (c) Discovery. Each party to an arbitration shall be entitled to such discovery as the Panel shall determine is appropriate.

                  (d) Expenses of Arbitration. The expenses of the Panel shall be paid by the party that does not substantially prevail on the merits in the arbitration (as determined by the award of the Panel).

                  (e) Location of Arbitration. The arbitration shall take place in Houston, Texas.

                  (f) AAA Rules. Except as expressly provided in this Section 6.11, the Arbitration shall be conducted in accordance with the Commercial Rules of the America Arbitration Association as then in effect.

                  (g) Attorneys' Fees and Expenses. The party that substantially prevails on the merits of the arbitration (as defined by the Panel) shall be entitled to reasonable attorneys' fees, costs, expenses, and necessary disbursements in addition to any other relief to which such party may be entitled.

                  6.12 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and by the Purchaser by their respective officers duly authorized effective as of the Effective Date.



                                    PAGE -13-

                                       THE COMPANY:

                                       SOUTH TEXAS DRILLING & EXPLORATION, INC.




                                       By: /s/ WM. STACY LOCKE
                                          --------------------------------------
                                            Wm.  Stacy Locke, President




                                       PURCHASER:

                                       WEDGE ENERGY SERVICES, L.L.C.




                                       By: /s/ WILLIAM H. WHITE
                                          --------------------------------------
                                            William H. White, President





                                    PAGE -14-